SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2025
DAVE & BUSTER’S ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35664	35-2382255
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1221 S. Belt Line Rd., Suite 500 Coppell, Texas 75019
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 357-9588
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	PLAY	NASDAQ Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 21, 2025, a one-time grant of certain equity awards (the “One-Time Grants”) was made to the following named executive officers (the “Covered Grantees”) of Dave & Buster’s Entertainment, Inc. (the “Company”): Messrs. Darin Harper, Tony Wehner and Antonio Bautista. The One-Time Grants were made pursuant to the Company’s 2025 Omnibus Incentive Plan. As a condition to receiving the One-Time Grants, each of the Covered Grantees agreed to the cancellation of certain performance stock unit awards that were previously granted to the Covered Grantees at the time of their appointment. The One-Time Grants will be subject to the following terms and conditions, certain of which are based on the equity grants previously made to Mr. Tarun Lal, the Company’s Chief Executive Officer, on July 15, 2025 (the “CEO Grants”):
•Restricted Stock Units: A grant of 22,026 restricted stock units for Mr. Harper and 11,013 restricted stock units for each of Messrs. Wehner and Bautista. These restricted stock units will vest in three equal installments on July 14, 2026, July 14, 2027 and July 14, 2028, with each such grant being subject to the Covered Grantee’s continued employment through the applicable vesting date.
•Time-Based Stock Options: A grant of 22,026 stock options for Mr. Harper and a grant of 11,013 stock options for each of Messrs. Wehner and Bautista, with an exercise price equal to $22.70 (the “Grant Price”). These options will vest in three equal installments on July 14, 2026, July 14, 2027 and July 14, 2028, with the vesting dates aligning with the time-based stock options granted pursuant to the CEO Grants, with each such grant being subject to the Covered Grantee’s continued employment through the applicable vesting date.
•Performance Stock Units: Two separate performance stock unit (“PSU”) grants that will be earned based on achieving specified performance targets. One grant, consisting of 11,013 PSUs for each of the Covered Grantees (“Single Goal PSUs”), will become earned 100% upon achievement of at least 3% positive same store sales growth for four consecutive quarters over a specified performance period that ends on February 1, 2028 (the “Performance Period”). Once earned, the Single Goal PSUs will time vest in equal annual installments over a two-year period. The other grant, consisting of 11,013 PSUs for each of the Covered Grantees (the “Multiple Goal PSUs”), will become earned based, in part, on the achievement of the following performance conditions over the Performance Period: (i) 2027 Adjusted EBITDA (as such term is defined in the Company’s financial statements) of between $600 million and $675 million and (ii) average same store sales growth of between 3% and 5%. Under this award, the number of Multiple Goal PSUs earned, based on the achievement of Adjusted EBITDA and same store sales growth, will be further increased or reduced based on the percentile rank of the Company’s total shareholder return relative to the companies on the S&P 1500 Hotels, Restaurants and Leisure Index.
•Stock Price-Based Options: Two additional stock option grants for Mr. Harper, Mr. Wehner and Mr. Bautista, which will become earned if the Company’s stock price reaches specified multiples of the exercise price of the stock options granted pursuant to the CEO Grants (the “CEO Strike Price”) by February 1, 2028. One grant, consisting of 60,327 stock options for Mr. Harper and 41,794 for each of Messrs. Wehner and Bautista, and with an exercise price equal to the Grant Price, will become earned in full on the first date occurring before February 1, 2028 on which the 60-day trailing volume weighted average price (“VWAP”) of the Company’s stock is equal to or greater than the CEO Strike Price multiplied by 2 (the “2X Attainment Date”). Thereafter, 100% of the stock options that were earned will vest and become exercisable during the period beginning on the first anniversary and ending on the second anniversary of the 2X Attainment Date, based on the Company’s 60-day trailing VWAP performance during such period and subject to certain terms and conditions specified in the applicable award agreement. The other grant, consisting of 47,934 stock options for Mr. Harper and a grant of 28,271 for each Messrs, Wehner and Bautista, with an exercise price equal to the Grant Price multiplied by 1.5, will become earned in full on the date occurring before February 1, 2028 on which the 60-day trailing VWAP of the Company’s stock is equal to or greater than the CEO Strike Price multiplied by 3 (the “3X Attainment Date”). Thereafter, 100% of the stock options that were earned will vest and become exercisable during the period beginning on the first anniversary and ending on the second anniversary of the 3X Attainment Date, based on the Company’s 60-day trailing VWAP performance during such period and subject to certain terms and conditions specified in the applicable award agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Date: October 27, 2025	By:	/s/ Rodolfo Rodriguez, Jr.
Rodolfo Rodriguez, Jr.
Senior Vice President, Chief Legal Officer and Secretary